UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 3, 2012

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20525 NORDHOFF STREET, SUITE 200 CHATSWORTH, CALIFORNIA 91311
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 3, 2012, RLJ Entertainment, Inc. (“Holdings”) completed the combination of Image Entertainment, Inc. (the “Company”) and Acorn Media, Inc. (“Acorn”).  The acquisition of the Company was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 2, 2012, by and among Holdings, the Company, RLJ Acquisition, Inc. (“RLJ”), RLJ Merger Sub I, Inc. (“RLJ Merger Sub”) and RLJ Merger Sub II, Inc. (“Image Merger Sub”), under which Image Merger Sub merged with and into the Company (the “Image Merger”) and RLJ Merger Sub merged with and into RLJ (the “RLJ Merger”), with the Company and RLJ each continuing as a wholly owned subsidiary of Holdings.  Upon completion of the Image Merger and the RLJ Merger, RLJ acquired all of the outstanding stock of Acorn.

Item 2.01             Completion of Acquisition or Disposition of Assets

On October 3, 2012, the Image Merger was completed in accordance with the terms of the Merger Agreement.  The Merger Agreement was duly adopted by the Company’s stockholders at a special meeting of the Company’s stockholders held on September 20, 2012.

Under the terms of the Merger Agreement, each outstanding share of the Company’s common stock (other than shares of common stock held in the treasury of the Company and shares owned by Image Merger Sub, Holdings or any direct or indirect wholly owned subsidiary of Holdings or of the Company (which were cancelled as a result of the Image Merger) and shares with respect to which appraisal rights were properly exercised and not withdrawn) was converted in the Image Merger into the right to receive 0.00972 shares of Holdings common stock.  Upon the effective time of the Image Merger, holders of Company common stock immediately prior to the effective time ceased to have any rights as stockholders in the Company (other than their right to receive the merger consideration, or, in the case of shares of common stock as to which appraisal rights have been properly exercised and not withdrawn, the rights pursuant to Section 262 of the Delaware General Corporation Law).

In connection with the Image Merger, the holders (the "Preferred Holders") of shares of Series B Preferred stock of the Company (the "Preferred Shares") sold all of the Preferred Shares to RLJ.  Certain Preferred Holders received only cash in the aggregate amount of $600,000 allocated pro rata among such Preferred Holders.  The remaining Preferred Holders received an aggregate $2.2 million in cash, an aggregate $14.8 million in subordinated notes, an aggregate 575,000 shares of common stock of Holdings and an aggregate 150,000 warrants to purchase shares of Holdings common stock.

Item 3.03             Material Modification to Rights of Security Holders

The disclosure under Item 2.01 above is incorporated into this Item 3.03 by reference.

Item 5.01             Changes in Control of Registrant

As a result of the Image Merger, a change of control of the Company occurred and the Company became a wholly owned subsidiary of Holdings.  In exchange for all of the common stock of the Company outstanding immediately prior to the effective time of the Image Merger, the Company's stockholders received aggregate merger consideration in the amount of 2,139,000 shares of common stock of Holdings.  In addition, holders of the Company’s Series B Preferred received, as a portion of the consideration paid for the Preferred Shares, an aggregate 575,000 shares of common stock and warrants to purchase 150,000 shares of common stock of Holdings.  The former stockholders of RLJ hold approximately 68% of the outstanding common stock of Holdings, with approximately 25% of the outstanding common stock of Holdings being held by RLJ SPAC Acquisition, LLC, RLJ's sponsor.  The former stockholders of the Company and Acorn own approximately 20% and 12%, respectively, of the outstanding common stock of Holdings.

The disclosure under Item 2.01 above is incorporated into this Item 5.01 by reference.

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the Image Merger, the following directors of the Company resigned from their directorships of the Company and any committees of which they were a member, as of the effective time of the Merger:  Patrick M. Collins, Marshall A. Heinberg and Mary J. George.  These resignations were not a result of any disagreements between the Company and the directors on any matter relating to the Company’s operations, policies or practices.  Upon completion of the Merger, the size of the Company's board was reduced from five to three, and Miguel Penella, the former Chief Executive Officer of Acorn, was appointed to fill the vacancy on the Company's Board of Directors.  In addition to Mr. Penella, Theodore S. Green and John W. Hyde will continue to serve as directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

	By:	/s/ John P. Avagliano
Date: October 3, 2012		John P. Avagliano
Chief Operating Officer and Chief Financial Officer